Exhibit 10.18

Execution Version

August 4, 2017

Jeffrey Hindman

c/o Amplify Holdings LLC

1800 Continental Blvd., Suite 200

Charlotte, NC 28273 Dear Jeffrey:

As you know, pursuant to the Agreement and Plan of Merger, dated as of June 19, 2017, between Amplify Holdings LLC, General Atlantic (Amplify) Holdco LLC, General Atlantic (Amplify) LLC, Corporate Purchaser Corp., Crackle Merger Sub I Corp., Crackle Merger Sub II Corp., GA Escrow, LLC, as seller representative, and JWF Rollover, LLC, as the merger participant tax representative (the “Merger Agreement”), Amplify Holdings LLC, the indirect parent of SnapAV (the “Company”), will merge into Crackle Merger Sub II Corp. In connection with such transaction, you executed that certain Rollover Agreement between you, Crackle Holdings L.P., and Crackle Intermediate Corp. wherein you agreed to the employment terms set forth on Exhibit C of the Rollover Agreement.

This letter agreement serves as an amendment to that certain offer letter between you and the Company (the “Offer Letter”) and is conditioned upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”). Should the Closing fail to occur for any reason, this letter shall be null and void ab initio.

Effective as of the Closing, you shall remain eligible for severance pursuant to the Company’s severance guidelines as in effect on the date hereof; provided that you shall also be entitled to severance upon a termination by you for Good Reason. As consideration for such Good Reason protection, the Non- Interference Agreement entered into by you in connection with the grant of Class B Units on or shortly following the Closing is hereby incorporated by reference to this letter agreement. Receipt of severance is subject to execution and non-revocation of a general release in the form attached hereto within 30 days after your termination of employment and continued compliance with the Non-Interference Agreement. The severance will be paid in equal installments over the applicable term of severance, in accordance with the Company’s payroll schedule, beginning with the payroll period during which the release becomes effective (with the first payment including any amounts accrued during any release consideration period).

“Good Reason” means (i) a reduction in your rate of Base Salary or the dollar amount of your target bonus opportunity or (ii) the relocation of your principal place of employment to a location that increases by at least 25 miles your one-way commute from your residence. You may not terminate your employment for Good Reason unless you: (i) provide the Company with 30 days’ advance written notice of your intent to resign for Good Reason, (ii) such notice is given within 90 days of the events or circumstances claimed to give rise to Good Reason, (iii) the Company fails to cure such alleged violation within 30 days after you deliver such notice and (iv) if the Company fails to cure such alleged violation, you must terminate your employment within five months of the initial occurrence of the facts or circumstances giving rise to Good Reason.

Except as provided above, the terms of your Offer Letter remain unchanged and in full force and effect.

As verification that you accept this change to your Offer Letter, please sign below.

Sincerely,

SNAPAV

[*****]
With my signature below. 1 accept the changes to my Offer Letter.

Date:	[*****]

Signature:	[*****]
Jeffrey Hindman

[Signature Page Offer Amendment]

EXHIBIT A

FORM OF RELEASE

*      *      *

WAIVER AND RELEASE OF CLAIMS

In connection with the termination of employment of Jeffrey Hindman (“Executive”) [by] WirePath Home Systems, LLC, d/b/a SnapAV, a North Carolina limited liability company (the “Company”), pursuant to the Offer Letter between Executive and the Company, dated as of [Date], as amended [Date], 2017 (the “Offer Letter”), Executive agrees as follows:

1.	Waiver and Release.

As used in this Waiver and Release of Claims (this “Agreement”), the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, both known and unknown, in law, equity or otherwise.

For and in consideration of the payments described in the Offer Letter, Executive, for and on behalf of Executive and Executive’s heirs, administrators, executors, and assigns (the “Related Parties”), effective the Release Effective Date (as defined below), does fully and forever waive and release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates (including Crackle Holdings, L.P.), their predecessors and successors and assigns, together with the respective officers, directors, partners, shareholders, employees, members, and agents of the foregoing (collectively, the “Group”) from any and all claims which Executive or any Related Party had, may have had, or now has against the Company, the Group, collectively or any member of the Group individually, for or by reason of any matter, cause or thing whatsoever, including, but not limited to, (x) any claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, and also including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference [and (y) any and all claims with respect to any equity, equity-based or other incentive compensation].1 This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, and all other federal, state and local labor and antidiscrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

Executive specifically releases all claims against the Group and each member thereof under ADEA relating to Executive’s employment and its termination.

[1]	Include to the extent equity is called at termination.

Executive represents that Executive has not filed or permitted to be filed against the Group, any member of the Group individually or the Group collectively, any lawsuit, complaint, charge, proceeding or the like, before any local, state or federal agency, court or other body (each, a “Proceeding”), and Executive covenants and agrees that Executive will not do so at any time hereafter, in each case, with respect to claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of Executive’s employment), except as may be necessary to enforce this Agreement, to obtain benefits described in or granted under this Agreement, or to seek a determination of the validity of the waiver of Executive’s rights under the ADEA, or initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission. Except as otherwise provided in the preceding sentence, (i) Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding, and will not participate (except as required by law) in any Proceeding of any nature or description against any member of the Group individually or the Group collectively that in any way involves the allegations and facts that Executive could have raised against any member of the Group individually or the Group collectively as of the date hereof with respect to any matter released hereby and (ii) Executive waives any right Executive may have to benefit in any manner from any relief (monetary or otherwise) arising out of any Proceeding with respect to any matter released hereby.

Notwithstanding the foregoing, nothing in this Agreement shall release Executive’s claim for (i) unemployment compensation benefits, (ii) any claims by Executive in respect of any vested benefits under any Company benefit plans or other Company retirement plans of any type that Executive is entitled to pursuant to the terms thereof as a result of his employment with the Company, (iii) any right or claim that arises against the Company after the date of this Agreement, (iv) rights under this Agreement, (v) rights to indemnification as an officer or employee of the Company, (vi) rights to payment under the Offer Letter or (vii) [any claims by Executive in respect of his capacity as an equityholder of the Company or any of its Affiliates].2

2.	Acknowledgment of Consideration.

Executive is specifically agreeing to the terms of this release because the Company has agreed to pay Executive money and other benefits to which Executive was not otherwise entitled under the Company’s policies or under the Offer Letter (in the absence of providing this release). The Company has agreed to provide this money and other benefits because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had with respect to any matter released hereby, and because of Executive’s execution of this Agreement.

3.	Acknowledgments Relating to Waiver and Release; Revocation Period.

Executive acknowledges that Executive has read this Agreement in its entirety, fully understands its meaning and is executing this Agreement voluntarily and of Executive’s own free will with full knowledge of its significance. Executive acknowledges and warrants that Executive has been advised by the Company to consult with an attorney prior to executing this Agreement. The offer to accept the terms of this Agreement is open for at least [21/45] days following termination of employment. Executive shall have the right to revoke this Agreement for a period of seven (7) days following Executive’s executive of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the eighth day following Executive’s execution of it (the “Release Effective Date”).

[2]	Include to the extent equity is not called at termination.

4.	Remedies.

Moreover, Executive understands and agrees that if Executive breaches any provisions of this Agreement, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any benefits to Executive under the Offer Letter, and Executive shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of Executive’s rights under the ADEA. In the event Executive challenges the validity of the waiver and release of Executive’s rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by Executive in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of Executive’s obligations under this Agreement, including without limitation, the release of claims in paragraph 1 hereof.

5.	No Admission.

Nothing herein shall be deemed to constitute an admission of wrongdoing by Executive, the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

6.	Choice of Law; Exclusive Venue.

THE TERMS OF THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, INCLUDING ITS ENFORCEMENT, SHALL BE INTERPRETED AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR THOSE OF ANY OTHER JURISDICTION WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Executive has executed this Agreement as of the day and year set forth opposite his signature below.

[*****]	[*****]
DATE	Jeffrey Hindman

(not to be signed prior to termination of employment)